ITEX to present at the Growth Stock Conference in New York City

Hosted by Securities Research Associates

Bellevue, WA – October 16, 2009 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America today announced that ITEX Chairman and CEO Steven White will deliver a corporate overview at the Security Research Associates’ Growth Stock Conference.  The all-day conference is being held on Monday, October 19th at the Omni Hotel in New York, New York.

Conference attendees will include a select group of institutional portfolio managers and analysts, and will feature CEO’s and CFO’s from some of the fastest growing companies in the micro and small cap spaces.

Mr. White is expected to discuss ITEX’s current operations and provide an update on its web services strategy.  A copy of the slide presentation will be available on the ITEX website (www.itex.com), under the Investor Relations section.

About ITEX

ITEX, The Membership Trading CommunitySM, is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX’s website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

About Security Research Associates, Inc.

Security Research Associates, Inc. (SRA) was founded in San Francisco in 1980 and, today, offers investment banking and M&A services as well as institutional brokerage services.  A boutique firm by design, SRA works with a select group of portfolio managers from around the country and focuses on technology and life science companies in the micro and small cap arenas.  For more information about SRA see our web site at www.sracap.com or call us at 415-925-0346.

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. All information set forth in this release is as of October 16, 2009, and ITEX undertakes no duty to update this information.